News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS THIRD FISCAL QUARTER

EARNINGS OF $0.57 PER DILUTED SHARE

Houston, Texas. July 24, 2007. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $168.3 million for the third fiscal quarter ended June 30, 2007, or $0.57 per diluted share. The quarter's diluted earnings per share decreased 11% compared to the $0.64 per diluted share reported in the previous quarter and decreased 15% compared to the $0.67 per diluted share for the third quarter of fiscal 2006.

Consolidated revenue in the third quarter of fiscal 2007 was $1,152.5 million, down 3% compared to $1,186.6 million in the previous quarter and up 3% compared to $1,116.9 million reported in the prior year's June quarter. Consolidated operating income for the quarter was $257.8 million, an 11% decrease compared to $290.2 million in the previous quarter and a 16% decrease compared to $306.9 million reported in the same quarter last year.

During the third quarter, debt increased $34.8 million to $707.1 million and cash and cash equivalents increased $8.4 million to $65.5 million. Uses of cash during the quarter include capital expenditures of $186.3 million, dividend payments of $14.7 million and the purchase of 1.9 million shares of the Company's common stock for $54.6 million. The Company currently has remaining authorization from its Board of Directors to purchase up to an additional $395 million in stock. In addition, on June 30, 2007, the Company acquired the capillary string business of Allis-Chalmers for approximately $16.3 million.

Commenting on the results, Chairman and CEO Bill Stewart said, "Our U.S./Mexico and International pressure pumping operations were in line with our projections for the quarter. However, our consolidated results were slightly below expectations due primarily to lower than forecasted activity in Canada. The Canadian Spring break up extended longer than normal and drilling activity was 50% below last year, negatively impacting the results of our Canadian pressure pumping and Canadian pipeline operations.

"Looking at our fourth fiscal quarter, we expect drilling activity to recover from the depressed Spring breakup levels in Canada. In the U.S., drilling activity is projected to be up slightly with pricing pressures expected to continue in this market. In addition, we expect revenue from our International Pressure Pumping segment to increase modestly as a result of recently deployed assets that will begin operations during the current quarter. Our Oilfield Services Group is projected to achieve double digit revenue growth for this quarter. As such, we expect earnings for our fourth fiscal quarter to be $0.60 to $0.62 per diluted share."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
	Three Months Ended
	June 30		March 31
	2007	2006	2007
Revenue	$1,152,518	$1,116,906	$1,186,638
Operating Expenses:
Cost of sales and services	812,701	734,717	820,661
Research and engineering	17,146	16,665	16,164
Marketing	27,450	25,571	26,075
General and administrative	35,630	32,310	33,634
Loss (gain) on long-lived assets	1,764	764	(83)
Total operating expenses	894,691	810,027	896,451
Operating income	257,827	306,879	290,187
Interest expense (1)	(8,994)	(2,506)	(8,488)
Interest income	581	3,456	504
Other income/(expense), net	(1,806)	194	(1,797)
Income before income taxes	247,608	308,023	280,406
Income taxes	79,318	95,143	91,490
Net income	$168,290	$ 212,880	$188,916

Earnings Per Share:
Basic	$0.57	$0.67	$0.64
Diluted	$0.57	$0.67	$0.64

Weighted Average Shares Outstanding:
Basic	293,142	315,705	293,247
Diluted	296,407	319,502	296,276

Supplemental Data:
Depreciation and amortization	$55,581	$ 42,390	$49,819
Capital expenditures	186,315	131,758	208,399
Debt	707,052	603,325	672,236

	Nine Months Ended
	June 30
	2007	2006
Revenue	$3,523,096	$3,151,885
Operating Expenses:
Cost of sales and services	2,421,997	2,096,339
Research and engineering	49,004	47,392
Marketing	79,338	75,118
General and administrative	106,471	98,657
Loss on long-lived assets	1,946	2,620
Total operating expenses	2,658,756	2,320,126
Operating income	864,340	831,759
Interest expense(1)	(26,261)	(2,796)
Interest income	1,405	10,347
Other income/(expense), net	(5,679)	398
Income before income taxes	833,805	839,708
Income taxes	269,515	263,687
Net income	$ 564,290	$ 576,021

Earnings Per Share:
Basic	$1.93	$1.80
Diluted	$1.90	$1.77

Weighted Average Shares Outstanding:
Basic	293,137	320,881
Diluted	296,383	324,765

Supplemental Data:
Depreciation and amortization	$ 151,105	$ 120,492
Capital expenditures	542,498	323,249

  In June 2006, the Company completed a public offering of $500 million aggregate principal amount of Senior Notes and had other borrowings of $207.3 million as of June 30, 2007.

Operating Highlights

Following are the results of operations for the three months ended June 30, 2007, June 30, 2006 and March 31, 2007 and for the nine months ended June 30, 2007 and June 30, 2006:

	Three Months Ended			Nine Months Ended
	June 30		March 31	June 30
	2007	2006	2007	2007	2006

U.S./Mexico Pressure Pumping Revenue	$646,719	$644,070	$633,356	$1,920,901	$1,708,260
Operating Income	215,449	260,618	220,340	688,346	651,466
Operating Income Margins	33%	40%	35%	36%	38%

Canada Pressure Pumping Revenue	$35,169	$66,939	$121,876	$268,709	$342,954
Operating Income(Loss)	(21,610)	(2,203)	18,810	10,607	69,199
Operating Income Margins	-61%	-3%	15%	4%	20%

International Pressure Pumping Revenue	$277,314	$233,735	$250,371	$779,741	$629,337
Operating Income	42,643	38,153	29,085	112,066	91,218
Operating Income Margins	15%	16%	12%	14%	14%

Oilfield Services Group Revenue	$193,316	$172,162	$181,035	$ 553,745	$ 471,334
Operating Income	41,800	39,389	36,674	111,172	96,464
Operating Income Margins	22%	23%	20%	20%	20%

Corporate Revenue	$ 0	$ 0	$ 0	$ 0	$ 0
Operating Loss	(20,455)	(29,078)	(14,722)	(57,851)	(76,588)

June Quarter Review

U.S./Mexico Pressure Pumping Services third quarter 2007 revenue of $646.7 million was 2% above the March 2007 quarter (sequential) and slightly higher than the June 2006 quarter (year over year). Customer drilling activity for U.S./Mexico increased 1% from the previous quarter, while showing a 7% improvement year over year. Operating income margin for the quarter was 33%, down from 35% in the previous quarter and 40% in the June 2006 quarter. The sequential decline in operating income margin was primarily due to lower pricing for our products and services. Year over year, operating income margin declined due to lower pricing as well as cost inflation for materials and labor and higher depreciation expense.

Canada Pressure Pumping Services third quarter 2007 revenue of $35.2 million decreased 71% from the previous quarter as the region's operations slowed during the annual Spring break up period. Sequential average active rig count was 74% lower than the previous quarter. Year over year, revenue decreased 47% on a 50% decline in drilling activity. Operating income margin for Canada decreased to -61% from 15% in the previous quarter and from -3% in the same quarter last year. The operating loss during the quarter was due to the depressed market conditions described above.

International Pressure Pumping Services third quarter 2007 revenue of $277.3 million increased 11% sequentially with average active drilling rigs increasing 3% during the same period. Revenue compared to the same quarter last year increased 19% with average active drilling rigs up 11%. Revenue performance by region is as follows:

Region	Sequential	Year Over Year
Europe/Africa	6%	36%
Middle East	13%	22%
Asia Pacific	30%	31%
Russia	-20%	-29%
Latin America	10%	11%

Sequential

Our Asia Pacific region reported record results during the quarter, benefiting from stimulation and coiled tubing activity in Australia, market growth in China and increased activity in Indonesia and Malaysia. In Latin America, increased fracturing work in Brazil, Venezuela, and Argentina as well as increased coiled tubing work in Colombia were the contributors to revenue improvement from the previous quarter. The Middle East benefited from continued growth in India and higher coiled tubing work in Saudi Arabia. Our North Sea operations, excluding the stimulation vessel, accounted for substantially all of the revenue increase in Europe/Africa. Revenue from our stimulation vessel in the region was lower as we began its mobilization to India during the quarter. In Russia, revenue was lower due to the sale of the Company's workover rig business at the beginning of this quarter.

Year Over Year

Our Europe/Africa region continued to show year over year revenue improvement, with double-digit growth in most markets. In the Asia Pacific, new contracts in Malaysia and activity increases in Australia and Indonesia were key contributors to the region's improvement, which was slightly reduced by revenue declines in New Zealand. Middle East revenue benefited from activity increases in India and Saudi Arabia as described above, but was slightly offset by lower revenue in Kazakhstan. In Latin America, Brazil, Argentina and Columbia contributed to the revenue gain. As with the sequential results, our Russian revenues were affected by the sale of our workover rig business in the region.

Operating income margin for international pressure pumping was 15% compared to 12% reported in the previous quarter and 16% reported in last year's June quarter. An increase in service revenue, which are higher margin jobs, in the Asia Pacific as well as margin improvement in the Middle East and Latin America contributed to the sequential margin increase.

Oilfield Services Group third quarter 2007 revenue of $193.3 million increased 7% sequentially and increased 12% year over year.

Division	Sequential	Year Over Year
Tubular Services	-1%	24%
Process & Pipeline Services	44%	5%
Chemical Services	-1%	32%
Completion Tools	26%	54%
Completion Fluids	-33%	-19%

Our Process & Pipeline Services business showed a significant improvement sequentially as market activity improved following its annual seasonal decline in the previous quarter. Revenue from the Process & Pipeline business also benefited sequentially from the acquisition of Norson Service Ltd. (subsea pipeline commissioning and umbilical testing services) in the prior quarter. This improvement coupled with a sequential revenue improvement from Completion Tools was offset by declines in revenue from our other operating segments, most notably Completion Fluids, which was affected by lower activity in the U.S. and Mexico and non-repeat work in the previous quarter.

Year over year all of the Oilfield Services Group, except Completion Fluids, showed revenue improvement. The Completion Fluids revenue decline is the result of lower Gulf of Mexico activity and the closing of operations in the UK and Norway in the previous year. Our Chemical Services operations continued to benefit from the acquisition of Dyna-Coil in the first quarter of fiscal 2007.

The Oilfield Services Group operating income margin for the quarter was 22%, up from 20% in the previous quarter and down from 23% reported in last year's June quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the June 2007 quarter compared to the March 2007 quarter and the June 2006 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	1%	0%
Canada	-63%	-42%
Total	-9%	-5%
Latin America	10%	9%
Europe/Africa	13%	30%
Russia	-20%	-29%
Middle East	9%	12%
Asia Pacific	32%	33%
Total	-3%	3%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913/312-1301, 10 minutes prior to the conference call start time and give the conference code number 2354078. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 2354078. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)